Exhibit 99.1

Absci Announces Pricing of $100 Million Underwritten Offering with Leading Strategic and Financial Investors

Eli Lilly & Company, Adage, BVF Partners, Columbia Threadneedle, Invus, Redmile, and large investment management firm invest $100 million in Absci

Proceeds from offering to support continued advancement of ABS-201TM across androgenetic alopecia and endometriosis

VANCOUVER, Wash. and NEW YORK, June 24, 2026 — Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics designed with generative AI, today announced the pricing of an underwritten offering of 13,495,277 shares of its common stock at a price of $7.41 per share, before deducting underwriting discounts and commissions.

The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be approximately $100 million. All of the shares in the offering are to be sold by Absci.

Absci intends to use the net proceeds from the offering to fund the advancement of ABS-201, Absci’s AI-designed anti-PRLR antibody program across androgenetic alopecia (pattern hair loss) and endometriosis, and for working capital and other general corporate purposes.

Jefferies, J.P. Morgan, TD Cowen, and Guggenheim Securities are acting as joint book-running managers for the offering. The offering is expected to close on or about June 25, 2026, subject to the satisfaction of customary closing conditions. The financing includes participation from Eli Lilly & Company alongside leading financial institutions including Adage, BVF Partners, Columbia Threadneedle, Invus, Redmile, and a large investment management firm.

The shares of common stock are being offered by Absci pursuant to an effective shelf registration statement on Form S-3 (File No. 333-289541) that was previously filed with the U.S. Securities and Exchange Commission (SEC) on August 12, 2025 and became effective on August 22, 2025. The prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and may be obtained, when available, from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (833) 297-2926, or by email at TD.ECM_Prospectus@tdsecurities.com; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Absci

Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics including ABS-201™, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male and female pattern hair-loss. ABS-201 is also being investigated as a potential “best-in-class” therapeutic for endometriosis, a condition with significant unmet medical need and market potential.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, express or implied statements regarding any or all of the following: market conditions and the satisfaction of customary closing conditions related to the offering and the intended use of proceeds from the offering, among others. Risks that contribute to the uncertain nature of the express or implied forward-looking statements in this press release include, without limitation, the risks and uncertainties inherent in biopharmaceutical development, including initiating, enrolling and conducting clinical trials; obtaining regulatory approval; protecting intellectual property; raising sufficient capital to support such efforts; and the risk that the costs to support such efforts may be higher than anticipated; as well as those risks and uncertainties discussed under the heading “Risk Factors” in Absci’s most recent quarterly report on Form 10-Q and in any other subsequent filings made by Absci with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Absci disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Investor Contact

Alexander D.H. Khan

Corporate Vice President

Head of Investor Relations

investors@absci.com

Media Contact

press@absci.com